Exhibit 99.1

Tessco Reports First-Quarter 2021 Financial Results

Strong Gross Profit and Improved Bottom-Line Results Reflect Strategic Actions to Drive Margin Improvement

Continues Company Transformation Through Three-Pillar Strategy

HUNT VALLEY, MD, October 28, 2020—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its first quarter ended September 27, 2020.

Second-Quarter Highlights:

	Second Quarter FY 2021	Second Quarter FY 2020	First Quarter FY 2021
Revenue	$119.7M	$141.8M	$119.8M
Loss from operations	($0.1M)	$0.6M	$(4.9M)
Loss per diluted share	$(0.03)	$0.00	$(0.54)
EBITDA per diluted share[1]	$0.10	$0.20	$(0.43)

1 EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Please see the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Second-Quarter Revenue by Market:

	Year over Year Q2 FY 2021 vs. Q2 FY 2020	Sequential Q2 FY 2021 vs. Q1 FY 2021
Commercial:
Public Carrier	(16.7%)	(16.9%)
VAR & Integrator	(12.8%)	(1.7%)
Total Commercial	(14.2%)	(7.9%)
Retail	(19.4%)	31.8%
Total	(15.6%)	(0.1%)

“We made solid progress on our near-term profit improvement initiatives in the second fiscal quarter and took concrete steps to transform the business in accordance with our three-pillar strategy,” said President and Chief Executive Officer Sandip Mukerjee. “During the quarter, we maintained our focus on taking aggressive actions to drive higher margins, reduce costs and effectively manage inventory. As a result, we achieved the best quarterly bottom-line performance in a year, improved gross profit in both business segments on a sequential basis, and increased overall gross margin by 30 basis points year over year, despite lower sales due to continued headwinds from the economic downturn and COVID-19.

“While sales in the public carrier market were challenged due to pandemic-related delays, we continue to capture market share in this ecosystem and better position Tessco to capitalize on new wireless technologies including 5G, private LTE/CBRS and IoT. Specifically, we are encouraged by the early results of our higher margin Ventev brand in the Public Carrier ecosystem with enclosures for the monitoring of tower equipment.

Industrializing our Ventev operations and scaling our capabilities positions us at the leading edge as an industry innovator.

“We are realizing the benefits of our strategic execution and investment initiatives, as evidenced by higher sales of Ventev products in our VAR business and increased sales through the Tessco.com channel. As a result of the higher-margin Ventev and Tessco.com VAR revenues, combined with a positive Public Carrier sales mix, our overall Commercial Segment gross margin increased 220 basis points sequentially.

“We are positioning the business to capitalize on the once-in-a-generation opportunity resulting from the unprecedented and concurrent rollout of new wireless technologies. We are taking bold actions to improve the performance of our VAR and Integrator business, including investing in our sales teams, reengaging with the end-user community and reestablishing our relevance on a sector-by-sector basis. The Board and management team have been focused on turning the business around and returning it to profitable growth and modernizing our IT and other operating systems. While we recognize that there is more to be done, the entire team is working with urgency to transform the Company by executing our three-pillar strategy and drive value for shareholders.”

Business Outlook

The Company expects sequential revenue growth in the Commercial Segment in the third quarter, but with a return to more historical public carrier market gross margins due to product mix.

During the second quarter the Company recognized benefits associated with changes in estimates related to accounts receivable and inventory reserves that the Company would not expect to recur. Additionally, the Company expects to incur incremental legal and other costs associated with responses to the recently initiated consent solicitation.

“We are encouraged by the progress we made in the second quarter on our strategy and operating results,” said Mukerjee. “As we look ahead to the second half of the year, we are focused on continuing to drive growth and profitability improvement as we execute on our three-pillar strategy. While we saw sequential improvements in Retail in the second quarter, we will continue to manage the decline of that business to maximize profitability.  For the Commercial business, given the current macroeconomic outlook for the remainder of the year, we expect an easing of the project delays in the second half of Tessco’s fiscal year, and additional growth coming from 5G in calendar year 2021. Overall, we are uniquely positioned to capitalize on the exponential growth, technological change and resultant complexity that will continue to drive our industry.”

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The Business Outlook published in this press release reflects only the Company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second-Quarter Financial Results

For the fiscal 2021 second quarter, revenues totaled $119.7 million, compared with $141.8 million for the second quarter of fiscal 2020, primarily as a result of lower sales in both segments due to continued headwinds from the economic environment and COVID-19.

Gross profit was $22.7 million for the second quarter of fiscal 2021, compared with $26.3 million for the same quarter of fiscal 2020, due to lower sales volume. Gross margin grew 30 basis points to 18.9% for the second quarter of fiscal 2021 from 18.6% in the second quarter of last year. The increase was due to product mix in the Commercial Segment, reduced freight-in costs and improved inventory management.

Second-quarter selling, general and administrative (SG&A) expenses decreased 11% from the prior-year second quarter to $22.8 million, primarily related to the lower sales and the Company’s cost-reduction actions. In addition, Tessco recorded a benefit from bad debt expense of $0.8 million as a result of strong collection efforts, allowing the Company to reduce reserves put in place in fiscal year 2020 related to the pandemic.

Second-quarter fiscal 2021 loss before income taxes was $245,900 compared with income before income taxes of $239,000 in the second quarter of fiscal 2020.

Net loss and loss per share was $266,900 and $0.03, respectively, for the second quarter of fiscal 2021. This compares with net income of $22,000 and earnings per share of $0.00, for the prior-year second quarter.

EBITDA and EBITDA per share were $888,500 and $0.10, respectively, for the second quarter of fiscal 2021. This compares with EBITDA and EBITDA per share of $1.7 million and $0.20, respectively, for the second quarter of fiscal 2020.

The Company maintains a solid liquidity profile. As of September 27, 2020, the outstanding balance under the Company’s $75 million line of credit was approximately $32.1 million.

Second-Quarter Conference Call

Management will host a conference call to discuss second-quarter fiscal-year 2021 results and business outlook on Thursday, October 29, 2020 at 8:30 a.m. ET. To participate in the conference call, please call 877-824-7042 (domestic call-in) or 647-689-6625 (international call-in) and reference code #3656348. A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per diluted share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA, EBITDA per diluted share, Adjusted EBITDA and Adjusted EBITDA per share are not recognized terms under GAAP, and EBITDA and Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and EBITDA per diluted share, are intended to be measures of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The Company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 50,000 products from 350 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 29, 2020, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of the consent solicitation and other activism activities by Robert B. Barnhill, Jr. and certain other participants in his consent solicitation and/or other activist investors; termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches;

technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Loss (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 27, 2020	September 29, 2019	June 28, 2020	September 27, 2020	September 29, 2019

Revenues	$119,655,400	$141,810,900	$119,813,500	$239,468,900	$272,540,200
Cost of goods sold	96,983,200	115,491,600	100,987,800	197,971,000	220,957,400
Gross profit	22,672,200	26,319,300	18,825,700	41,497,900	51,582,800
Selling, general and administrative expenses	22,812,200	25,745,200	23,734,400	46,546,600	53,841,700
Restructuring charge	—	—	—	—	488,000
(Loss) income from operations	(140,000)	574,100	(4,908,700)	(5,048,700)	(2,746,900)
Interest expense, net	105,900	335,100	110,700	216,600	543,800
(Loss) income before provision for (benefit from) income taxes	(245,900)	239,000	(5,019,400)	(5,265,300)	(3,290,700)
Provision for (benefit from) income taxes	21,000	217,000	(388,000)	(367,000)	(819,900)
Net (loss) income	$(266,900)	$22,000	$(4,631,400)	$(4,898,300)	$(2,470,800)
Basic loss per share	$(0.03)	$—	$(0.54)	$(0.57)	$(0.29)
Diluted loss earnings per share	$(0.03)	$—	$(0.54)	$(0.57)	$(0.29)
Basic weighted-average common shares outstanding	8,656,877	8,518,326	8,617,803	8,637,340	8,506,247
Effect of dilutive options and other equity instruments	—	131,994	—	—	—
Diluted weighted-average common shares outstanding	8,656,877	8,650,320	8,617,803	8,637,340	8,506,247

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 27,	March 29,
	2020	2020
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$19,400	$50,000
Trade accounts receivable, net	74,688,900	82,868,400
Product inventory, net	62,364,300	69,148,000
Prepaid expenses and other current assets	14,382,200	11,707,500
Total current assets	151,454,800	163,773,900

Property and equipment, net	12,971,400	13,433,700
Intangible assets, net	15,827,500	11,157,400
Deferred tax assets	1,516,200	3,032,500
Lease asset - right of use	12,609,400	13,949,800
Other long-term assets	5,318,800	3,361,400
Total assets	$199,698,100	$208,708,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$64,615,900	$75,512,600
Payroll, benefits and taxes	6,063,600	4,258,300
Income and sales tax liabilities	585,700	450,800
Accrued expenses and other current liabilities	3,000,200	4,244,400
Revolving line of credit	32,052,000	25,563,900
Lease liability, current	2,605,000	2,579,200
Total current liabilities	108,922,400	112,609,200

Non-current lease liability	10,173,900	11,481,100
Other non-current liabilities	884,100	915,700
Total liabilities	119,980,400	125,006,000

Shareholders’ equity:
Preferred stock	—	—
Common stock	102,700	101,400
Additional paid-in capital	66,303,400	65,318,500
Treasury stock	(14,100)	(58,496,200)
Retained earnings	13,325,700	76,779,000
Total shareholders’ equity	79,717,700	83,702,700
Total liabilities and shareholders’ equity	$199,698,100	$208,708,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 27, 2020	September 29, 2019	June 28, 2020	September 27, 2020	September 29, 2019

Net (loss) income	$(266,900)	$22,000	$(4,631,400)	$(4,898,300)	$(2,470,800)
Add:
Provision for (benefit from) income taxes	21,000	217,000	(388,000)	(367,000)	(819,900)
Interest expense, net	105,900	335,100	110,700	216,600	543,800
Depreciation and amortization	1,028,500	1,113,800	1,228,000	2,256,500	2,074,600
EBITDA	$888,500	$1,687,900	$(3,680,700)	$(2,792,200)	$(672,300)
Add:
Stock based compensation	316,700	391,800	311,900	628,600	730,700
EBITDA, adjusted	$1,205,200	$2,079,700	$(3,368,800)	$(2,163,600)	$58,400

EBITDA per diluted share	0.10	0.20	$(0.43)	$(0.32)	$(0.08)
Adjusted EBITDA per diluted share	$0.14	$0.24	$(0.39)	$(0.25)	$0.01

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Three Months Ended			Growth Rates Compared to
	September 27, 2020			September 29, 2019			Prior Year Period
Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$32,632	$—	$32,632	$39,169	$—	$39,169	(16.7)%	—%	(16.7)%
VAR and integrators	56,260	—	56,260	64,482	—	64,482	(12.8)%	—%	(12.8)%
Retail	—	30,763	30,763	—	38,160	38,160	—%	(19.4)%	(19.4)%
Total revenues	$88,892	$30,763	$119,655	$103,651	$38,160	$141,811	(14.2)%	(19.4)%	(15.6)%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$3,570	$—	$3,570	$4,860	$—	$4,860	(26.6)%	—%	(26.6)%
VAR and integrators	13,551	—	13,551	15,324	—	15,324	(11.6)%	—%	(11.6)%
Retail	—	5,551	5,551	—	6,135	6,135	—%	(9.5)%	(9.5)%
Total gross profit	$17,121	$5,551	$22,672	$20,184	$6,135	$26,319	(15.2)%	(9.5)%	(13.9)%
% of revenues	19.3%	18.0%	18.9%	19.5%	16.1%	18.6%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months	Three Months	Growth Rates
	Ended	Ended	Compared to
	September 27, 2020	September 29, 2019	Prior Year Period
Product Revenues
Base station infrastructure	$65,169	$71,473	(8.8)%
Network systems	19,575	22,855	(14.4)%
Installation, test and maintenance	5,970	7,240	(17.5)%
Mobile device accessories	28,941	40,243	(28.1)%
Total revenues	$119,655	$141,811	(15.6)%

Product Gross Profit
Base station infrastructure	$15,383	$14,565	5.6%
Network systems	3,041	3,463	(12.2)%
Installation, test and maintenance	1,108	1,229	(9.8)%
Mobile device accessories	3,140	7,062	(55.5)%
Total gross profit	$22,672	$26,319	(13.9)%
% of revenues	18.9%	18.6%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Three Months Ended			Growth Rates Compared to
	September 27, 2020			June 28, 2020			Prior Period
Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$32,632	$—	$32,632	$39,255	$—	$39,255	(16.9)%	—%	(16.9)%
VAR and integrators	56,260	—	56,260	57,223	—	57,223	(1.7)%	—%	(1.7)%
Retail	—	30,763	30,763	—	23,336	23,336	—%	31.8%	31.8%
Total revenues	$88,892	$30,763	$119,655	$96,478	$23,336	$119,814	(7.9)%	31.8%	(0.1)%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$3,570	$—	$3,570	$3,728	$—	$3,728	(4.2)%	—%	(4.2)%
VAR and integrators	13,551	—	13,551	12,725	—	12,725	6.5%	—%	6.5%
Retail	—	5,551	5,551	—	2,373	2,373	—%	133.9%	133.9%
Total gross profit	$17,121	$5,551	$22,672	$16,453	$2,373	$18,826	4.1%	133.9%	20.4%
% of revenues	19.3%	18.0%	18.9%	17.1%	10.2%	15.7%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months	Three Months	Growth Rates
	Ended	Ended	Compared to
	September 27, 2020	June 28, 2020	Prior Period
Product Revenues
Base station infrastructure	$65,169	$68,855	(5.4)%
Network systems	19,575	19,400	0.9%
Installation, test and maintenance	5,970	5,462	9.3%
Mobile device accessories	28,941	26,097	10.9%
Total revenues	$119,655	$119,814	(0.1)%

Product Gross Profit
Base station infrastructure	$15,383	$11,418	34.7%
Network systems	3,041	2,133	42.6%
Installation, test and maintenance	1,108	766	44.6%
Mobile device accessories	3,140	4,509	(30.4)%
Total gross profit	$22,672	$18,826	20.4%
% of revenues	18.9%	15.7%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Six Months Ended			Six Months Ended			Growth Rates Compared to
	September 27, 2020			September 29, 2019			Prior Year Period
Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$71,887	$—	$71,887	$72,655	$—	$72,655	(1.1)%	—%	(1.1)%
VAR and integrators	113,483	—	113,483	129,676	—	129,676	(12.5)%	—%	(12.5)%
Retail	—	54,099	54,099	—	70,209	70,209	—	(22.9)	(22.9)%
Total revenues	$185,370	$54,099	$239,469	$202,331	$70,209	$272,540	(8.4)%	(22.9)%	(12.1)%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public carrier	$7,298	$—	$7,298	$9,113	$—	$9,113	(19.9)%	—%	(19.9)%
VAR and integrators	26,276	—	26,276	31,293	—	31,293	(16.0)%	—%	(16.0)%
Retail	—	7,924	7,924	—	11,177	11,177	—	(29.1)	(29.1)%
Total gross profit	$33,574	$7,924	$41,498	$40,406	$11,177	$51,583	(16.9)%	(29.1)%	(19.6)%
% of revenues	18.1%	14.6%	17.3%	20.0%	15.9%	18.9%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

			Growth Rates
	Six Months Ended	Six Months Ended	Compared to
	September 27, 2020	June 28, 2020	Prior Year Period
Product Revenues
Base station infrastructure	$134,024	$140,542	(4.6)%
Network systems	38,975	45,407	(14.2)%
Installation, test and maintenance	11,432	13,265	(13.8)%
Mobile device accessories	55,038	73,326	(24.9)%
Total revenues	$239,469	$272,540	(12.1)%

Product Gross Profit
Base station infrastructure	$26,801	$29,086	(7.9)%
Network systems	5,174	7,390	(30.0)%
Installation, test and maintenance	1,874	2,313	(19.0)%
Mobile device accessories	7,649	12,794	(40.2)%
Total gross profit	$41,498	$51,583	(19.6)%
% of revenues	17.3%	18.9%